UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (April 2, 2007)

APEX CAPITAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-27001 (Commission File Number)	91-1939535 (I.R.S. Employer File Number)

No. 507 Royal Plaza, 21-1 Wenyi Road,
Shenke District, Shenyang City, Liaoning Province, China, Postal Code 110000
(Address of principal executive offices)

(86) 24-25899840
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the filing of this Current Report on Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 2, 2007, Addup Limited (“Addup”), our directly wholly-owned subsidiary and a British Virgin Islands corporation, entered into a loan agreement (the “Agreement”) with Energy Giant Group Limited (the “Lender”), a British Virgin Islands corporation, under the terms of which it borrowed $7.5 million from the Lender for an initial three year term (the “Loan”).

Under the terms of the Agreement, Addup shall repay the Lender the whole amount of the Loan in one lump sum in three years from the date of drawdown (the “Repayment Date”). The Repayment Date can be extended to a date after an additional two years from the Repayment Date or such other date as the Lender agrees in written consent. The Loan bears interest at an annual rate of 8%, which is calculated on the basis of the actual number of days elapsed (based on 365 days a year). It will be payable annually in arrears.

Proceeds to Addup under the Agreement were used to pay 40% of the approximately $17 million, or approximately $7million purchase price (the “Balance Purchase Price”) for its directly wholly-owned subsidiary, Elwin’s purchase of Shenyang Fangyuan Group Kangping Aluminium Factory Co. Ltd. (“Kangping”), a company incorporated in the People’s Republic of China from Shushun Feng and his wife, Yuying Liu. As we disclosed in our Current Report on Form 8-K dated June 22, 2007, Elwin shall pay the Balance Purchase Price by September 3, 2007 according to an approval certificate issued by the Economic and Trade Bureau of Liaoning Province, China approving Elwin’s acquisition of Kangping. As of the date of this Report, the acquisition was completed and Kangping is now a wholly-owned foreign-enterprise subsidiary of Elwin.

Events of default under the Agreement, which would require the immediate repayment of any outstanding balance owed to the Lender, include Elwin being unable to cause the submission of an application for the listing of either its stock or the stock of one of the other direct or indirect parent companies of Kangping or the stock of a holding company to be set up in the future on the Hong Kong or Singapore stock exchange by June 30, 2008 and certain events that the Lender deems as detrimental to the repayment of the Loan as set forth in the Agreement.

In ancillary documents executed on the date of the Agreement, Mr. Shushun Feng entered into a deed of guarantee with the Lender, and Addup entered into a memorandum of charge with the Lender. Under the deed of guarantee, Mr. Feng unconditionally and irrevocably guaranteed all of Addup’s obligations to the Lender. Under the memorandum of charge, a security interest in all the outstanding shares of Elwin was granted to the Lender by Addup.

The foregoing summary description of the Agreement, the ancillary documents and the transactions contemplated thereby are not intended to be complete and are qualified in its entirety by the complete text of the agreement and the ancillary documents, which are incorporated herein by reference and filed herewith as Exhibits 10.1, 10.2 and 10.3.

Item 9.01.    Financial Statement and Exhibits

(c)	Exhibits

10.1	Loan Agreement, dated April 2, 2007, between Addup Limited and Energy Giant Group Limited

10.2	Memorandum of Charge, dated April 2, 2007, between Addup Limited and Energy Giant Group Limited

10.3	Guarantee, dated April 2, 2007 between Shushun Feng (referred to as Mr. Feng Shu Shun in the Guarantee) and Energy Giant Group Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEX CAPITAL GROUP, INC.

Date: July 11, 2007	By:	/s/ Shushun Feng
Name: Shushun Feng Title: President and Chief Executive Officer